Capstone Companies, Inc. Strategic Update Teleconference and Webcast
August 5, 2014	OTCQB: CAPC

Operator:  Greetings and welcome to the Capstone Companies, Inc. Strategic Update.  At this time, all participants are in a listen-only mode.  A brief question and answer session will follow the formal presentation.  If anyone should require Operator assistance during the conference, please press star, zero on your telephone keypad.  As a reminder, this conference is being recorded.

I would now like to turn the conference over to your host, Mr. Garett Gough.  Thank you, sir.  You may begin.

Garett Gough:  Thank you Latanya and good morning, everyone.  We appreciate your time and interest in Capstone Companies.  On the call with me today I have Stewart Wallach, Capstone’s President and Chief Executive Officer.  Today Stewart will be providing an update on the progress of some of the strategic initiatives that we have talked about, as well as an update on our outlook for 2014.

As you are aware, we may make some forward-looking statements during the formal presentation.  These statements apply to future events which are subject to risks and uncertainties, as well as other factors that could cause the actual results to differ materially from what we say today.  These factors are outlined in documents filed by the Company with the Securities and Exchange Commission and can be found on our website or at sec.gov.

Thank you.  Stewart?

Stewart Wallach:  Good morning.  Thank you, Garett, and good morning to everybody.  I appreciate your time with us today.  Today’s webcast is intended to provide our shareholders some insight into progress being made on specific initiatives that would not be evident in the reporting of financials alone.  These strategic developments will have both long- and short-term effects on our business and we are pleased to share Management’s perspective of these activities with our shareholders and those that follow our Company.

For our long-time shareholders, you’ve been a part of an exciting evolution of our Company over the past several years.  We are a penny stock unlike others, in that we operate a real business run by seasoned professionals with proven track records, and we have become recognized for our commitment to performance in areas of product and brand development.  Our product innovations have earned us the shelf space of the most noted retailers in America and abroad.  We have invested continually, within our resource limitations, on product R&D and engineering.  Over the course of the past two years, we have increased our spending for retail marketing support programs that have contributed favorably to our top-line revenue performance.

As we continue to follow our plans for product expansions through design innovation and technology, we have been faced with the possibility that the full potential of these ideas—advanced product development plans and technologies—may not be realized due to limited engineering and human resources.  To-date, we have managed this sufficiently with the resources available to us, but also realize the need to fortify these areas, as we anticipate faster growth through the introduction of our extensive product road map.  Our financial limitations have been of a lesser concern, as we address these growing needs through insider support and increases of our banking facilities.

I’ve learned over the past several years that communications are never as abundant as the shareholders would prefer.  However, Capstone has consistently provided information when it’s been material to the Company’s operations.  In keeping with this discipline, I am very pleased to share that we have finalized an exclusive strategic alliance with a Chinese-based company that is a recognized leader in all areas of LED development, engineering, and manufacturing.  This relationship will enable us to accelerate our product development in a manner atypical for a company our size, and help us to realize the full potential of our product line expansions.  In short, we will not outgrow or be limited in areas of R&D and engineering, and we will also be fortifying our supply base.  The impact this alliance can have over the next several years is hard to quantify, but suffice it to say both our companies share the commitment to leveraging our combined strengths.

Clearly, this partnership would not have occurred had we not taken the steps in placing a stake in the ground in Asia through the formation of Capstone International HK, and the appointment of Larry Sloven as its President.  The decision was significant, as it required a substantial investment.  We knew that operating income would not be adequate to support the entity, in the beginning, we recognized that assistance from insiders and Corporate might be required.  However, we proceeded, knowing it was a critically important strategic move if we are going to become a giant in the LED field.  Yes, I said “giant” as this goal is at the core of our understanding with our new partners, Light Engine Limited.

Our strategic planning has been solid and steadfast as we continue to stabilize our Company while anticipating its growth objectives.  In 2013 we invested in AC Kinetics, as we believed in their motor control technology, but also because we were in search of a support system for our product ideas that required advanced engineering and development.

We now have, through our alliance with Light Engine, extensive engineering support to bring these inventions to fruition in a cost effective and more expedient manner.  In fact, Dr. Singer of AC Kinetics accompanied me to Hong Kong this past month to meet the Light Engine engineering and executive management teams, and discuss our current and future project potentials.  Dr. Singer is now advising the engineering team of Light Engine when needed on our power failure technology, which we are determined to have completed in September.

This technology is very sophisticated and has taken far more time than expected.  The influence of Light Engine and their engineering expertise is impacting the timelines favorably, and we are making significant strides daily.  Although the core technology was completed early May, integration of various applications of coach lighting, security lighting, and indoor solid-state lighting fixtures is quite an undertaking, and the testing was far more extensive than planned.  Light Engine has all these capabilities, including the necessary equipment and knowledge required to address these testing requirements, and we are now proceeding at a strong and rapid pace.

We were overly optimistic that we would be delivering these innovations in Q4 2014.  This could have impacted our Q4 revenue significantly.  At this point, the Company sales team will be presenting the new products as finalized in Q3, and we anticipate distribution in early 2015.  That being said, we have posted record revenues through Q2 exceeding US $5 million and we have a record backlog taking us into Q3 and Q4.  We will file our Q2 financial results next week on a timely basis.

Before moving on and sharing a report on AC Kinetics’ activities, I will provide a short introduction to Light Engine Limited.  In addition, the Light Engine team is working diligently around the clock to update their website so Capstone shareholders could gain a greater appreciation for the benefits to be realized through our exclusive strategic alliance.  The alliance Letter of Intent was signed on July 22nd and was created to develop and co-develop any and all LED that could be destined for big box retailers headquartered within the United States.

Light Engine, over the past decade has specialized in development, production, and sales of high quality LED lighting products.  They bring in-depth LED domain knowledge, broad R&D expertise, extensive engineering resources, and considerable manufacturing capabilities to the partnership.  Light Engine is currently the largest lighting manufacturer in China and one of the top 10 LED lighting suppliers in the world based on sales volume.  As mentioned earlier, if you’d like to learn more about Light Engine, please visit their newly updated website at lightengine-tech.com.  It’s expected to be fully functional within the next 24 hours, so bear with us.

The goals of the alliance during the immediate and initial stages are to accelerate the launch of our AC Kinetics technology-based products.  This interim period will also provide ample opportunity to learn about and plan how we can fully exploit the strengths of our two companies while developing a foundation that would lead to a formal joint venture.  We have been working closely with the Light Engine Group over the past couple of months and I am very impressed with how similar our companies’ philosophies are.

I also wanted to take the opportunity today to update you on our investment in AC Kinetics, which we made in Q1 2013.  I will read an executive summary on their activities based on information provided by the principals.

First, in regard to the AC Kinetics energy reduction motor control technologies; on July 14th, AC Kinetics received a $1.25 million investment from Juridica Capital, a publicly traded company listed on the London Stock Exchange.  As you know, Capstone made a $500,000 equity investment into AC Kinetics in January of 2013.  We believe strongly in the upside potential for AC Kinetics to license its software in the $16 billion motor drive industry to entities such as Siemens, Rockwell, Toshiba, and Schneider Electric to name a few.

AC Kinetics is presently working at a globally respected independent motor and motor drive testing laboratory, named Advanced Energy in North Carolina, to test their motor control technology on many large motors up to 200 horsepower.  AC Kinetics will be testing against well-known competitive drives from global manufacturers and expects to receive positive signed-off test results from Advanced Energy, which AC Kinetics will publish and use to further market their technology.  Several manufacturing industry trade publications have offered to do articles on the AC Kinetics technology following the field and lab tests.

The lab testing is in preparation for a field test on a 200 horsepower pump motor operating at a manufacturing plant in Georgia, and owned and operated by one of the world’s largest corporations.  AC Kinetics has signed a confidentiality agreement with that entity, so we cannot reveal their name at this time.  That same company is also notifying their present drive suppliers about their interest into AC Kinetics technology to reduce their energy consumption and reduce power plant carbon emissions as well.  AC Kinetics has several other large manufacturing companies requesting field tests.  They are in the rubber, mining, metal fabricating, paper, chemical, and several other industries.

Those manufacturers have tens of thousands of large, energy consuming motors in operation.  I have been told that over 50% of all electricity produced worldwide is consumed by electric motors that are used by industry, commercial buildings, government, and electric transportation.  AC Kinetics offers a significant advantage to the market as it is targeting less than a one-year payback for its end users, which is well below the three- to five-year bar which is their present return on investment criteria for energy saving technologies.  As always, you can learn more about AC Kinetics at ackinetics.com.

I stated in the Q2 2013 webcast that—and I quote, “I believe we will look back at 2013 and 2014 as a time of transition that defines Capstone in future years.  We’ve been dedicated to establishing our Company’s reputation and its relative value through consistent performance and continual reinvestment into the Company’s future.”  I’ve received numerous calls and emails from our shareholders and other interested parties regarding the future of our Company and particularly commenting on the lack of promotion of our stock.  We have consistently stated over the years that we will not pay for stock promotion to instigate short-term stock valuations.

We believe in our business planning process and our ability to execute accordingly.  We are building a great Company, and stock values are beginning to follow.  It is a longer and more arduous path to take, but the insiders of the Company, myself included, are very bullish on our Company and recognize that we are on a positive and consistent course.  We are exploring strategies, however, to increase the exposure and we will dedicate the necessary resources to implement some of these strategies in the same methodical and consistent manner in which we manage our business.

Stock values are important to us all, but sound fundamentals and performance provide the foundation that build value with longevity.  When conducting your own due diligence, and as stated before, please study our achievements carefully.  It is not practical to evaluate our Company on a quarter-to-quarter comparison.  Promotional schedules, planogram review dates, shipping logistics, and product launch campaigns can affect our numbers from quarter-to-quarter.  From Management’s perspective, the Company’s trailing 12-month performance is a good indicator that more accurately reveals a picture of our stability and consistent performance.

In line with the Company’s long-term business plan, we will continue to invest in the infrastructure, personnel, and new technologies that support innovation and future growth.  In a highly competitive market we have laid solid foundations for our future success.

I would like to thank you for your time, your continued support of Capstone Companies, Inc.

Operator:  This concludes today’s teleconference.  You may disconnect your lines at this time and have a great day.